Exhibit 10.1
GENERAL RELEASE AND SEPARATION AGREEMENT
The promises and agreements contained in this General Release and Separation Agreement (“Agreement”) are made in consideration of each other and with the intent to settle and compromise any and all potential disputes between the below-mentioned parties.
     Neenah Enterprises, Inc. successor to ACP Holding Company and parent of Neenah Foundry Company (hereinafter referred to as “Neenah”) and Joseph Varkoly (hereinafter referred to as ''Employee”) enter into this General Release and Separation Agreement (hereinafter referred to as the, or this, “Agreement”), contracting and agreeing as follows:
1.	Employee’s employment with Neenah was terminated as of December 14, 2007 (the “Termination Date”).

2.	Employee acknowledges that on December 17, 2007, he was given this Agreement and was afforded twenty-one (21) days to consider same.

3.	Employee was, and hereby is, advised to consult a lawyer before signing this Agreement and did in fact have the opportunity to obtain advice from counsel.

4.	Employee may accept this Agreement only by signing, dating and delivering the Agreement to Neenah (in the manner set forth in Section 16) on or before Neenah’s normal close of business on January 8, 2008. Time is of the essence with regard to this Section 4.

5.	Employee may revoke this Agreement at any time within seven (7) days after signing and delivering it to Neenah by notifying Neenah in writing (in the manner set forth in Section 16) of Employee’s decision to revoke. Time is of the essence with regard to this Section 5.

6.	The effective date of this Agreement (“Effective Date”) shall be the 8th day after Employee signs and delivers the Agreement in accordance with Section 4 above,

unless Employee revokes the Agreement in accordance with Section 5 above. If Employee revokes this Agreement in accordance with Section 5 above, this Agreement will not become operative and will not be binding on Employee or Neenah.

7.	Neenah agrees to provide Employee the following severance benefits outlined herein to which the Employee would not otherwise be entitled. Employee acknowledges and agrees that these severance benefits constitute adequate legal consideration for the promises and representations made by him in this Agreement, and are in lieu of any benefits payable under any severance plan or employment agreement now in existence or adopted prior to the Termination Date:
a.	Neenah will pay Employee the gross sum of $217,296, over a period of approximately 52 weeks (the “Severance Period”), less applicable withholdings and deductions required by law, or otherwise agreed to by the parties. Notwithstanding the denomination of the Severance Period in weeks, payments will be made in bimonthly installments by check, or direct deposit, at the Employee’s last monthly rate of pay. Such payment shall not commence until the 1st normal payroll date following the Effective Date, which the parties agree is January 31, 2008 and shall continue on or about the regular pay days thereafter until paid in full, which the parties agree is January 15, 2009 (and may contain pro rata payment for any partial month). The amount of severance pay shall not be reduced by any amounts paid to Employee from the Termination Date until the commencement of the severance payments as set forth above or as a result of any income or compensation received by Employee from any other source. In the event Employee dies before the last payment is made hereunder, the balance of such payments shall be paid to his spouse or, if he shall have no spouse at that time, to his estate.

b.	Should Employee elect, pursuant to the protections afforded by the Consolidated Omnibus Budget Reconciliation Act (“COBRA), to continue group health care coverage and/or group dental coverage as is from time to time provided by or through Neenah to all similarly situated eligible employees, Neenah shall pay the then applicable required COBRA contribution during the fifty-two week Severance Period. In addition Employee may also continue to participate in the Execucare supplemental health insurance program that Employee participated in prior to the Termination Date during the Severance Period and Neenah will pay the premium for this policy during the Severance Period. Employee may choose to participate in all or some of the insurance programs described in this paragraph and his waiver of or ineligibility for participation in one or more of the programs identified shall not preclude his participation in the other programs. After the Severance Period, the Employee shall pay the COBRA contribution for the remaining months of COBRA eligibility on any programs in which he elects to continue to be a participant, or until Employee terminates such coverage, whichever shall occur first.

c.	Employee shall be given free and clear title to and ownership of the vehicle assigned to him by Neenah which is identified as follows (the “Vehicle”):
2007 Buick Lucerne
License plate 958 GHS
VIN 1G4HD57257U183616
Neenah will sell the Vehicle to Employee at a price of $1.00; the intention of the parties is that the transfer will be made without any state or federal income tax liability to Employee and that any such liability will be funded by Neenah. Until such time as Neenah is able to terminate the existing lease and delivery free and clear title of the Vehicle to Employee, Neenah shall continue to make all lease and other payments customarily made by Neenah prior to the Termination Date, except for the cost of fuel.

d.	To assist Employee in obtaining employment, Neenah shall make available and bear the cost of outplacement services to be provided by an outplacement firm chosen by Neenah. Said services will be provided for a period of up to three months, or until Employee finds employment, whichever occurs sooner. However, the Employee shall have the option to elect to receive a cash payment of $15,000 in lieu of participation in the outplacement service which the Company would otherwise arrange. If the Employee wishes to elect the cash payment in lieu of the outplacement service then he must do so in writing within sixty (60) days following the Effective Date of this Agreement. Notice to elect the cash payment shall be made to the individual identified herein as a representative of the Company to receive such notices.

Additionally, any such payment received as a result of this election shall be subject to normal withholding taxes.

e.	Effective on the date specified in Section 1 above, Employee was no longer an employee of Neenah, and ceased to accrue benefits under any pension, profit sharing or other Neenah employee welfare benefit plan except as expressly set forth in this Agreement.

f.	Employee hereby acknowledges and agrees that, except for this Agreement, a dispute exists between Employee and Neenah regarding Employee’s eligibility for any termination benefits from Neenah.
8.	As used in this Agreement, the term “Neenah” means, individually and collectively, Neenah, each subsidiary, parent company or affiliate of Neenah, and their respective employee welfare benefit plans, severance plans, employee pension benefit plans, successors and assigns (including all present and former shareholders, directors, officers, fiduciaries, agents, representatives and employees of those companies and other entities).

9.	Subject to Employee’s rights to revoke stated in Section 5 above, by signing this Agreement, Employee immediately gives up and releases Neenah from, and with respect to, any and all rights and claims that Employee may have against Neenah, whether or not Employee presently is aware of such rights or claims except for any rights and benefits provided by this Agreement, In addition, and without limiting the foregoing:
a.	Employee on behalf of himself, his agents, spouse, representatives, assignees, attorneys, heirs, executors and administrators, fully releases Neenah and Neenah’s past and present successors, assigns, parents, divisions, subsidiaries, affiliates, officers, directors, shareholders, employees, agents and representatives from any and all liability, claims, demands, actions, causes of action, suits, grievances, debts, sums of moneys, controversies, agreements, premises, damages, back and front pay, costs, expenses, attorneys fees, and remedies of any type, which Employee now has or hereafter may have as of the Effective Date of this Agreement, by reason of any matter, cause, act or omission arising out of or in connection with Employee’s employment or the termination of his employment with Neenah, including, without limiting the generality of the foregoing, any claims, demands or actions arising under the Age Discrimination in Employment Act of 1967, the Older Worker’s Benefit Protection Act, the Employee Retirement Income Security Act of 1974, Title VII Of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Rehabilitation Act of 1973, the Americans Disabilities Act of 1990, and any other federal, state or local statute, ordinance or common law of any state regarding employment, discrimination in employment, or the termination of any employment. Nothing herein, however, shall be deemed a waiver of any vested rights or entitlements Employee may have under any retirement plans administered by Neenah or with respect to any stock in Neenah held in the name of Employee, either individually or jointly with another. Notwithstanding the foregoing, Employee is not waiving any right that cannot, as a matter of law, be voluntarily waived, including the right to file a claim, or participate in the adjudication of claim of discrimination filed with any state or federal administrative agency, though Employee expressly waives any right to recover any monetary damages as a result of any claim being filed with any state or federal administrative agency.
b.
10.	Employee agrees never to apply for employment with or otherwise seek to be hired, re-hired, employed, re-employed or reinstated by Neenah and waives any reinstatement or future employment with Neenah.

11.
a.	Employee acknowledges that as a consequence of his employment by Neenah, proprietary and confidential information relating to the business of Neenah may be or have been disclosed to or developed or acquired by Employee which is not generally known to the trade or the general public and which is of considerable value to Neenah. Such information includes, without limitation, information about trade secrets, inventions, patents, licenses, research projects, costs, profits, markets, sales, customer lists, proprietary computer programs, proprietary records, and proprietary software; plans for future development, and any other information not available to the trade or the general public, including information obtained from or developed in conjunction with a third party that is subject to a confidentiality or similar agreement between Neenah and such third party. Employee shall not use such information, as denoted above, for his own benefit, or for the benefit of any other employer or for any other purpose whatsoever other than the performance of his remaining work for Neenah, if any, and Employee shall maintain all such information in confidence and shall not disclose any thereof to any person other than employees of Neenah authorized to receive such information for a period of two (2) years from the Termination Date. This obligation is in addition to any similar obligations of Employee pursuant to any other agreement between Neenah and Employee including those obligations relating to confidentiality outlined in the Employment Agreement and Restricted Stock Grant between Employee and Neenah Foundry Company and ACP Holding Company dated October 8, 2003 (the “Employment Agreement”).

b.	Nothing herein, however, shall preclude Employee from describing his general duties with Neenah in future job interviews.

c.	Employee shall, as soon as practical after the Termination Date, return all property to Neenah in his possession including, but not limited to, documents, printed matter, data and data carriers, records, notes, drafts and all copies, blueprints and carbon copies of such documents, samples, advertising and office materials, company credit cards, , company mobile phones, and company laptops. Employee may retain records for his compensation and benefits related to his employment with Neenah.
12.	This Agreement does not constitute an admission by Neenah of any liability to Employee, and Employee understands and agrees that Neenah denies any such liability to Employee.

13.	(a) This Agreement constitutes the entire agreement between Neenah and Employee relating to the subject matter thereof except that Employee acknowledges and agrees that he has continuing obligations outlined in Articles III and IV of the Employment relating to confidentiality and non-competition, which are incorporated herein by reference. Specifically, the Employee acknowledges that he is subject to the obligations outlined Articles III and IV of the Employment Agreement. The Employee acknowledges that, except as expressly set forth in this paragraph, nothing in this Agreement modifies any obligation he may have under Article III or Article IV of the Employment Agreement that relate to confidentiality and covenants against competition. The covenants against competition shall continue to remain in effect for a period of one (1) year from the Termination Date, Specifically, the Employee agrees that the covenants against competition remain in effect until December 14, 2008. The confidentiality provisions, however shall be limited to a modified term of two (2) years pursuant to agreement of the parties outlined in 11(a) herein.

(b) The Employee and Neenah have, during the course of negotiations which led to the execution of this Agreement, discussed the possibility that the obligations outlined in the aforementioned Employment Agreement that relate to the covenants against competition and that are specifically found in Article IV of the Employment Agreement could possibly be considered void under Wisconsin law. However, based upon additional considerations which arc outlined in this Agreement, the Employee agrees that he will not challenge or object in any manner to the enforceability of the aforementioned covenants against competition under Wisconsin law or elsewhere. The Employee further agrees that even if a legal challenge to the provisions of the aforementioned covenants against competition were initiated by a third party, that the Employee would, regardless of the outcome of said challenge, continue to be bound by the terms and conditions of the covenant against competition as if they were fully enforceable and thus the Employee would not engage in any prohibited competition regardless of the outcome of any such challenge by a third party. Specifically, the Employee agrees that he will not challenge or otherwise object to the enforceability of these covenants against competition under Wisconsin law or any other law and that he will abide by the terms and conditions outlined therein. Nothing in this Agreement shall prohibit Employee from defending any claim (whether asserted as a claim, counterclaim or cross-claim) asserted against him that his conduct is in violation of Article IV of the Employment Agreement.

14.	(a) Neenah and Employee intend for every provision of this Agreement to be fully enforceable. But, if a court with jurisdiction over this Agreement determines that all or part of any provision of this Agreement is unenforceable for any reason, Neenah and Employee intend for each remaining provision and part to be fully enforceable as though the unenforceable provision or part had not been included in this Agreement.

(b) The parties agree that the remedy at law for any breach of the foregoing covenants shall be adequate and that the Company shall be entitled to injunctive relief. Such injunctive relief shall not be exclusive, but shall be in addition to any other rights or remedies the Company may have hereunder or at law for such breach.

15.	Employee acknowledges that he has read this entire Agreement, that he fully understands its meaning and effect, and that he has voluntarily signed this Agreement.

16.	Notices or other deliveries required or permitted to be given or made under this Agreement by Employee to Neenah shall, except to the extent otherwise required by law, be deemed given or made if delivered by hand or by express mail or overnight courier service to GILL & GILL, 128 North Durkee Street, Appleton, WI 54911, Attention Gregory B. Gill, Sr.

17.	Employee and Neenah each agree that if any action is commenced by any party alleging breach of this Agreement, the non-prevailing party shall be liable to the prevailing party for any and all available legal and equitable relief, as well as reasonable attorneys’ fees and costs associated with pursuing or defending such legal action.

18.	(a) Employee specifically agrees and promises that he will not directly or indirectly disparage Neenah or any of Neenah’s officers, directors, employees, attorneys or representatives, or any of Neenah’s products or services in any manner, at any time, to any person or entity. “Disparage” is defined as but not limited to any utterance whatsoever either verbal, in writing, by gesture or any behavior of any kind that might tend to or actually harm or injure Neenah, whether intended or not.

(b) The Company’s records will reflect that the Employee resigned for personal reasons. The written resignation of the Employee, attached hereto and marked Exhibit A, shall be incorporated into the Employee’s record. The Company agrees that in the event future prospective employers or any other entities or individuals contact the Company concerning the Employee, that the Company shall not make representations inconsistent with the letter of resignation attached hereto and marked Exhibit A. Furthermore, any officer authorized to provide a reference regarding Employee shall not make any representations, statement or utterance whatsoever either verbally, electronically, in writing, by gesture or by any behavior of any kind that might tend to or actually be inconsistent with the statements outlined in the reference letter which the Company is providing to the Employee, which is attached hereto and marked Exhibit B.

19.	The Employee agrees to cooperate with the Company in order to facilitate a smooth transition of responsibilities which has occurred as a result of this separation. Specifically, the Employee agrees to be reasonably available via telephone or e-mail to answer questions the Company may have regarding matters that were under his care and control during his period of employment.

20.	The terms of this Agreement are binding upon and shall be for the benefit of Employee and Neenah, as well as their respective heirs, executors, administrators, successors and assigns.

21.	Employee understands that the release contained in Section 9 hereof is a general release, and represents that he has been advised to seek counsel on the legal and practical effect of a general release, and recognizes that he is executing and delivering this release, intending thereby to be legally bound by the terms and provisions thereof, of his own free will, without promises or threats or the exertion of duress. He also acknowledges that he has had adequate time to review it, have it explained to him, and understands its provisions.
     IN WITNESS WHEREOF, a duly authorized representative of Neenah Enterprises, Inc. and Joseph Varkoly have signed this Agreement as of the dates set forth below.

Neenah Enterprises, Inc.

Dated: 1/10/08, 2008	By:	/s/ Gregory B. Gill, Sr.
Gregory B. Gill, Sr.
Attorneys for Neenah Enterprises, Inc.

THE UNDERSIGNED FURTHER STATES THAT HE HAS CAREFULLY READ THE FOREGOING SETTLEMENT AGREEMENT AND KNOWS THE CONTENTS THEREOF AND SIGNS THE SAME AS HIS OWN FREE ACT. THIS SETTLEMENT AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Date: January 8, 2008	/s/ Joseph Varkoly
Joseph Varkoly

FOR COMPANY USE ONLY
The foregoing General Release and Separation Agreement, signed and dated by Employee was received by me on behalf of Neenah Enterprises, Inc. this 8th day of January, 2008.

/s/ Gregory B. Gill, Sr.
Gregory B. Gill, Sr.

EXHIBIT A
December 14, 2007
I have been with Neenah Foundry Company since March 2000, and have worked diligently to be a leader, to support and further the best interests of the Company, and build my career.
I believe it is best for me to continue my career development with another Corporation. I respectfully submit this letter of resignation from Neenah Foundry Company and wish Company much success in the future.
Sincerely,

/s/ Joseph S. Varkoly
Joseph S. Varkoly
8006 Nichole Heights Neenah, WI 54956

EXHIBIT B
January 3, 2008
Joseph S. Varkoly worked for Neenah Foundry Company from March 2000 through December 2007, serving as our Corporate Vice President of Business Development and Corporate Vice President of Industrial Product Sales.
Joe completed a number of critical assignments during his tenure. He led the divestiture of two of our non-core businesses, and he played a leading role in successfully ceasing operations of Cast Alloys, Inc.
He participated as a member of the management team that managed ACP Holding Company through a very difficult restructuring, positioning the Company to survive through a business transition.
In his sales role, Joe led our industrial sales force, building new accounts and solidifying our position with existing customers. He aggressively managed the surcharge process enhancing the profitability of our industrial business.
Joe Varkoly is an aggressive, bright, competent business executive. I know that the decision to resign from the Company was difficult for Joe and I wish him well in his next assignment.
Sincerely,

Mr. Robert E. Ostendorf President, Chief Executive Officer Neenah Enterprises, Inc. 2121 Brooks Street Neenah, WI 54956